EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement of Viad Corp on Form S-8 of our reports dated March 14, 2005, relating to the financial statements and the financial statement schedule of Viad Corp and to management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Viad Corp for the year ended December 31, 2004.
/s/ Deloitte & Touche LLP
Phoenix, Arizona
December 7, 2005